Exhibit 10.78

                               SECOND AMENDMENT TO
                FLEMING COMPANIES, INC. 1999 STOCK INCENTIVE PLAN


     Pursuant to the authority granted to the Board of Directors of Fleming Companies, Inc. in Section 11.1 of the Fleming Companies, Inc. 1999 Stock Incentive Plan (the "Plan"), the Plan is hereby amended as follows:

     Subsection 8.2(c) of the Plan is hereby amended by deleting said Subsection in its entirety and substituting therefor the following:

          "(c) Vesting - Deferral of Payment. Except as otherwise provided in this Subsection, with respect to each Eligible Director, shares of Directors' Restricted Stock held by the Escrow Agent shall fully vest and be nonforfeitable on the date that is one year from the date of the Award if the Company's Net Earnings From Operations for the 13 full Periods preceding the date of such determination exceed the Company's Net Earnings From Operations for Fiscal Year prior to the date of the Award by at least 5%, such date being herein sometimes referred to as the date the shares of Directors' Restricted Stock 'Vest' or 'Vesting' occurs or shares of Directors' Restricted Stock become 'Vested.' Provided, however, with the consent of the Committee, following a request by an Eligible Director, the Vesting of shares of Directors' Restricted Stock may be accelerated in whole or in part to the date of an Eligible Director's Termination of Service if the Company's Net Earnings From Operations for the 13 full Periods preceding Termination of Service of the Eligible Director exceed the Company's Net Earnings from Operations for the Fiscal Year prior to the date of the Award by at least 5%.

          (i) Except as otherwise provided in Subsection (ii) below, as such Directors' Restricted Stock Vests in accordance with this Plan, the Escrow Agent shall deliver to such Participant or respective Beneficiary (in the case of an Eligible Director's death), certificates representing such Vested shares of Directors' Restricted Stock as provided in Section 9.2. As a condition precedent to delivering a certificate representing shares of Directors' Restricted Stock to the Escrow Agent, the Committee may require each Eligible Director to deliver to the Escrow Agent a duly executed irrevocable stock power or powers (in blank) covering the Director's Restricted Stock represented by such certificate.

          (ii) At the time of or prior to the Award of the Directors' Restricted Stock, the Eligible Director may elect to (1) have his Directors' Restricted Stock Award controlled by the provisions of Subsection (i) above, or (2) defer the payment of such shares of Directors' Restricted Stock that may Vest in accordance with this Plan to the trustee of a grantor trust established by the Company (the 'Trust'). The Eligible Director must make such election prior to March 15, 2001 for the Directors' Restricted Stock Awards that will be made with respect to 2001 and prior to January 1 of the year in which any subsequent Directors' Restricted Stock Award made after 2001. If the Eligible Director makes the election to defer the Directors' Restricted Stock Award, then, such shares of Directors' Restricted Stock subject to the Award shall be issued in the name of the trustee of the Trust and a separate recordkeeping account (the `Account') will be established in the Trust for the benefit of the Eligible Director. During the period that these shares of Directors' Restricted Stock are held by the trustee, any cash dividends paid with respect to such shares as provided in Subsection 8.2(b) above, shall be credited to the Eligible Director's Account. Until the date such shares Vest as provided in the Plan, such shares of Directors' Restricted Stock shall be subject to the risk of forfeiture in the event that the performance requirements as contained in Subsection (i) above have not been attained. After the date of Vesting, the Eligible Director will be Vested in his Account in the Trust, and such shares shall continue to be held by the trustee and thereafter any future appreciation or depreciation with respect to the shares of Directors' Restricted Stock, as well as any distributions (cash or otherwise that are made with respect to such shares of Directors' Restricted Stock), shall be allocated on a reasonable and consistent basis to each such Account; and, the Accounts shall be valued at least on a quarterly basis. Distributions from the Trust will only be made upon the Eligible Director's Termination of Service unless the Board elects to effect distribution of shares of Directors' Restricted Stock following a Change of Control. It is intended by the Company that the distributions from the Trust will be made in shares of the Directors' Restricted Stock represented by the Eligible Director's beneficial interest in the Trust equal to his Account. However, the trustee of the Trust has the discretion to invest and reinvest the assets in the Trust as it determines. Therefore, while it is not intended, it is possible that distributions will be made in cash of a value equivalent to the Eligible Director's Account in the Trust determined at the applicable point in time rather than in Directors' Restricted Stock. While shares of Directors' Restricted Stock are held in the Trust, the Eligible Director shall neither have the right to vote such shares (but such shares will be voted by the trustee), nor will the Eligible Director have any other incidents of ownership or rights as a shareholder with respect to such shares held in the Trust. The Company is authorized to cause the Trust to be established which will include such additional terms and provisions as the Company deems necessary to carry out the intent of this Subsection 8.2(c)(ii). As long as the Directors' Restricted Stock is held by the Trust, it will be subject to the provisions of Section 8.4 and such other restrictions contained in this Plan. To the extent that an Eligible Director elects to have shares of Directors' Restricted Stock subject to the provisions of this Subsection 8.2(c)(ii)(2), any provisions of the Plan which would otherwise cause the payment of the shares of Directors' Restricted Stock or his Account to occur prior to the Eligible Director's Termination of Service shall not be applicable."

     Except as otherwise provided in this Second Amendment, the Fleming Companies, Inc. 1999 Stock Incentive Plan is ratified and confirmed in all respects.

     Executed this 27th day of February, 2001

                                    FLEMING COMPANIES, INC., an Oklahoma
                                    corporation

ATTEST:                             BY SCOTT M. NORTHCUTT
                                       Scott M. Northcutt, Executive Vice
LENORE T. GRAHAM                       President - Human Resources
Lenore T. Graham, Senior Vice
President, General Counsel and
Secretary